Exhibit 99.1

        Bank of the Ozarks, Inc. Announces Record First Quarter Earnings

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 13, 2004--Bank of the Ozarks, Inc. (NASDAQ:OZRK) today announced record earnings for the quarter ended March 31, 2004. Net income for the quarter was $5,965,000, a 33.3% increase over net income of $4,475,000 for the first quarter of 2003. Diluted earnings per share were $0.36 for the first quarter of 2004 compared to $0.28 for the first quarter of 2003, an increase of 28.6%.
    The Company's annualized returns on average assets and average stockholders' equity for the first quarter of 2004 were 1.70% and 23.45%, respectively, compared with 1.73% and 24.30%, respectively, for the first quarter in 2003.
    Loans and leases were $951 million at March 31, 2004 compared to $732 million at March 31, 2003, an increase of 30.0%. Deposits were $1.147 billion at March 31, 2004 compared to $865 million at March 31, 2003, an increase of 32.6%. Total assets were $1.427 billion at March 31, 2004, a 31.0% increase from $1.089 billion at March 31, 2003.
    Stockholders' equity increased 38.6% to $106.3 million at March 31, 2004 compared to $76.7 million at March 31, 2003, resulting in book value per share increasing 32.9% to $6.50 at March 31, 2004 compared to $4.89 at March 31, 2003. The Company's ratio of common equity to assets increased to 7.45% as of March 31, 2004 compared to 7.04% as of March 31, 2003, and its ratio of tangible common equity to assets increased to 7.04% as of March 31, 2004 compared to 6.81% as of March 31, 2003.
    In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, "The first quarter was our thirteenth consecutive quarter of record net income and earnings per share. We have now reported record net income in 27 of the last 29 quarters. We achieved strong growth in the first quarter as loans and leases grew $42 million and deposits grew $85 million, or 19% and 32% annualized, respectively. This growth contributed to record net interest income and service charges on deposit accounts. Our first quarter asset quality ratios improved nicely from the previous quarter, including a 0.46% past due ratio and a 0.05% annualized net charge-off ratio, both of which are the best we have reported as a public company. A combination of revenue growth and diligent management of overhead allowed us to achieve a 45.3% efficiency ratio, which is also our best ratio since going public in 1997. All of these results have given us an excellent start to 2004."

    NET INTEREST INCOME

    Net interest income for the first quarter of 2004 increased 28.1% to $13,919,000 compared to $10,866,000 for the first quarter of 2003. The Company has now achieved 12 consecutive quarters of record net interest income. Net interest margin, on a fully taxable equivalent basis, was 4.48% in the first quarter of 2004 compared to 4.63% in the first quarter of 2003, a decrease of 15 basis points. The Company's net interest margin for the quarter just ended improved three basis points from 4.45% in the fourth quarter of 2003.

    NON-INTEREST INCOME

    Non-interest income for the first quarter of 2004 was $3,993,000 compared with $3,534,000 for the first quarter of 2003, a 13.0% increase. The Company achieved record income from service charges on deposit accounts in the first quarter. Mortgage income declined in the first quarter from the levels reported in each quarter of 2003 as a result of a reduction in refinancing activity, and trust income declined from the levels achieved in the previous three quarters primarily due to a reduction in municipal bond issuance which reduced corporate trust income.

    NON-INTEREST EXPENSE

    Non-interest expense for the first quarter of 2004 was $8,384,000 compared with $6,754,000 for the first quarter of 2003, an increase of 24.1%. The Company's efficiency ratio for the quarter ended March 31, 2004 improved to 45.3% compared to 46.3% for the first quarter of 2003.
    A number of factors contributed to the Company's growth in non-interest expense since the first quarter of 2003, but the most significant was the Company's continued growth and expansion, including the addition of new offices and related costs. This growth and expansion continued during the first quarter of 2004 as the Company relocated two temporary banking offices, in Cabot and Conway, Arkansas, to new permanent facilities and added a second new banking office in Cabot.
    Mr. Gleason stated, "Our growth and de novo branching strategy necessarily entails growth in overhead as we routinely add new offices and staff. While we carefully monitor and manage overhead growth, our primary goal is to achieve an even faster rate of revenue growth. This strong focus on revenue growth has allowed us to achieve good improvements in our efficiency ratio in recent years."

    ASSET QUALITY, CHARGE-OFFS AND RESERVES

    Nonperforming loans and leases as a percent of total loans and leases were 0.36% at March 31, 2004 compared to 0.27% as of March 31, 2003 and 0.47% as of December 31, 2003. Nonperforming assets as a percent of total assets were 0.28% as of March 31, 2004 compared to 0.21% as of March 31, 2003 and 0.36% as of December 31, 2003. The Company's ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 0.46% at March 31, 2004 compared to 0.77% at both March 31, 2003 and December 31, 2003. The Company's annualized net charge-off ratio for the first quarter of 2004 was 0.05% compared to 0.32% for the first quarter of 2003. The past due and annualized net charge-off ratios for the quarter just ended are the Company's best reported ratios since its 1997 initial public offering.
    The Company's allowance for loan and lease losses increased to $14.5 million at March 31, 2004, or 1.52% of total loans and leases, compared to $11.1 million, or 1.52% of total loans and leases, at March 31, 2003. This increase in the allowance for loan and lease losses is primarily a result of growth in the Company's loan and lease portfolio. As of March 31, 2004 the Company's allowance for loan and lease losses equaled 425% of its total nonperforming loans and leases.

    GROWTH AND EXPANSION

    The Company expects to continue its growth and de novo branching strategy in 2004 by adding approximately eight new Arkansas banking offices and converting some or all of its three loan production offices to banking offices. In the second quarter of 2004, the Company expects to open three new Arkansas banking offices: a second Van Buren office, a fourth Conway office and a second Russellville office. Additionally the Frisco, Texas loan production office is expected to become a temporary banking facility in the second quarter. Opening new offices is subject to availability of suitable sites, hiring qualified personnel, obtaining regulatory approvals and many other conditions and contingencies, including the obtaining of a charter in any state in which the Company does not presently have the authority to conduct banking operations.

    TRUST PREFERRED SECURITIES

    The Company's issuance of $28 million of trust preferred securities "TPS" in September 2003 was intended, in part, to provide funds for the possible prepayment of the Company's $17.3 million of 9% TPS which are prepayable on or after June 18, 2004. While the Company will not make a final decision on the prepayment until later in the second quarter of 2004, it is likely that it will prepay the TPS late in the second quarter. This prepayment would result in a pretax charge for approximately $852,000 of unamortized debt issuance costs. The Company expects to offset 82% or more of this charge with gains realized from sales of investment securities.

    CONFERENCE CALL

    Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Wednesday, April 14, 2004. The call will be available live or in recorded version on the Company's website www.bankozarks.com under "Investor Relations" or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for Bank of the Ozarks' conference call. A recorded playback of the entire call will be available on the Company's website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 6540582. The telephone playback will be available through April 30, 2004 and the website recording of the call will be available for 12 months.

    GENERAL

    This release contains forward looking statements regarding the Company's plans, expectations and outlook for the future including, among others, statements regarding the opening of new offices, the conversion of existing loan production offices to banking offices, the possible prepayment of certain trust preferred securities, and the possible recognition of charges for unamortized debt issuance costs and gains from sales of investment securities. Actual results may differ materially from those projected in such forward looking statements, due, among other things, to continued interest rate changes, competitive factors, general economic conditions, and their effects on the creditworthiness of borrowers, collateral values and the value of securities, the ability to attract new deposits and loans, delays in identifying, acquiring and opening satisfactory sites, delays in or inability to obtain required regulatory approvals or charters, as well as other factors identified in this press release or in Management's Discussion and Analysis under the caption "Forward Looking Information" contained in the Company's 2003 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
    Bank of the Ozarks, Inc. trades on the NASDAQ National Market under the symbol "OZRK". The Company owns a state chartered subsidiary bank that conducts banking operations through 42 offices in 26 communities throughout northern, western and central Arkansas and loan production offices in Charlotte, North Carolina and Frisco and Dallas, Texas. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company's website is: www.bankozarks.com.



                       Bank of the Ozarks, Inc.
                 Selected Consolidated Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited


                                              Quarters Ended
                                                 March 31,
                                      --------------------------------
                                         2004        2003    % Change
                                      ----------  ---------- ---------
Income statement data:
----------------------
 Net interest income                 $   13,919  $   10,866      28.1%
 Provision for loan and lease losses        745         750      (0.7)
 Non-interest income                      3,993       3,534      13.0
 Non-interest expense                     8,384       6,754      24.1
 Net income                               5,965       4,475      33.3

Common stock data:(a)
---------------------
 Net income per share - diluted      $     0.36  $     0.28      28.6%
 Net income per share - basic              0.37        0.29      27.6
 Cash dividends per share                  0.07        0.05      40.0
 Book value per share                      6.50        4.89      32.9
 Diluted shares outstanding
  (thousands)                            16,583      15,986
 End of period shares outstanding
  (thousands)                            16,356      15,669

Balance sheet data at period end:
---------------------------------
 Total assets                        $1,426,636  $1,089,203      31.0%
 Total loans and leases                 951,037     731,586      30.0
 Allowance for loan and lease losses     14,460      11,124      30.0
 Total investment securities            362,050     247,639      46.2
 Goodwill                                 4,935       1,808     173.0
 Other intangibles - net of
  amortization                            1,378         825      67.0
 Total deposits                       1,147,001     864,870      32.6
 Repurchase agreements with
  customers                              31,967      35,892     (10.9)
 Other borrowings                        90,023      88,611       1.6
 Subordinated debentures                 46,651      17,783     162.3
 Stockholders' equity                   106,266      76,681      38.6
 Loan and lease to deposit ratio          82.92%      84.59%

Selected ratios:
----------------
 Return on average assets(b)               1.70%       1.73%
 Return on average stockholders'
  equity(b)                               23.45       24.30
 Average equity to total average
  assets                                   7.24        7.11
 Net interest margin - FTE(b)              4.48        4.63
 Overhead ratio(b)                         2.39        2.61
 Efficiency ratio                         45.31       46.32
 Allowance for loan and lease losses
  to total loans and leases                1.52        1.52
 Nonperforming loans and leases to
  total loans and leases                   0.36        0.27
 Nonperforming assets to total
  assets                                   0.28        0.21
 Net charge-offs to average loans
  and leases(b)                            0.05        0.32

Other information:
------------------
 Non-accrual loans and leases        $    3,405  $    1,955
 Accruing loans and leases - 90 days
  past due                                    -           -
 ORE and repossessions                      629         373



(a) Adjusted to give effect to 2-for-1 stock split effective December
    10, 2003

(b) Ratios annualized based on actual days

Note: All data adjusted to comply to FASB Interpretation No. 46


                       Bank of the Ozarks, Inc.
                 Supplemental Quarterly Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited


                               6/30/02   9/30/02   12/31/02   3/31/03
                               --------  --------  ---------  --------
Earnings Summary:
-----------------
 Net interest income          $  9,785  $ 10,442  $  10,685  $ 10,866
 Federal tax (FTE) adjustment       95        95        114       180
                               --------  --------  ---------  --------
 Net interest income (FTE)       9,880    10,537     10,799    11,046
 Loan and lease loss provision    (945)   (1,080)    (1,085)     (750)
 Non-interest income             2,721     2,970      3,794     3,534
 Non-interest expense           (6,058)   (6,382)    (6,839)   (6,754)
                               --------  --------  ---------  --------
 Pretax income (FTE)             5,598     6,045      6,669     7,076
 FTE adjustment                    (95)      (95)      (114)     (180)
 Provision for taxes            (2,068)   (2,254)    (2,374)   (2,421)
                               --------  --------  ---------  --------
   Net income                 $  3,435  $  3,696  $   4,181  $  4,475
                               ========  ========  =========  ========

 Earnings per share -
  diluted(a)                  $   0.22  $   0.23  $    0.26  $   0.28

Non-interest Income Detail:
---------------------------
 Trust income                 $    163  $    177  $     227  $    237
 Service charges on deposit
  accounts                       1,806     1,770      1,859     1,674
 Mortgage lending income           498       734      1,197     1,042
 Gain (loss) on sale of assets      21         8          4        11
 Security gains (losses)             -         -          -         -
 Bank owned life insurance
  income                             -         -        236       284
 Other                             233       281        271       286
                               --------  --------  ---------  --------
   Total non-interest income  $  2,721  $  2,970  $   3,794  $  3,534

Non-interest Expense Detail:
----------------------------
 Salaries and employee
  benefits                    $  3,461  $  3,653  $   4,078  $  4,068
 Net occupancy expense             878       872        887       994
 Other operating expenses        1,681     1,819      1,836     1,654
 Amortization of intangibles        38        38         38        38
                               --------  --------  ---------  --------
   Total non-interest expense $  6,058  $  6,382  $   6,839  $  6,754

Allowance for Loan and Lease Losses:
------------------------------------
 Balance beginning of period  $  8,963  $  9,649  $  10,308  $ 10,936
 Allowance added in bank
  acquisition                        -         -          -         -
 Net charge offs                  (259)     (421)      (457)     (562)
 Loan and lease loss provision     945     1,080      1,085       750
                               --------  --------  ---------  --------
   Balance at end of period   $  9,649  $ 10,308  $  10,936  $ 11,124

Selected Ratios:
----------------
 Net interest margin - FTE(b)     4.78%     4.78%      4.63%     4.63%
 Overhead expense ratio(b)        2.73      2.72       2.71      2.61
 Efficiency ratio                48.08     47.25      46.86     46.32
 Nonperforming loans and
  leases/total loans and
  leases                          0.37      0.39       0.31      0.27
 Nonperforming assets/total
  assets                          0.31      0.34       0.24      0.21
 Loans and leases past due 30
  days or more, including past
  due non-accrual loans and
  leases, to total loans and
  leases                          0.69      0.83       0.75      0.77



                                  6/30/03  9/30/03  12/31/03  3/31/04
                                  -------- -------- --------- --------
Earnings Summary:
-----------------
 Net interest income              $11,775  $12,658   $13,469  $13,919
 Federal tax (FTE) adjustment         207      312       479      591
                                  -------- -------- --------- --------
 Net interest income (FTE)         11,982   12,970    13,948   14,510
 Loan and lease loss provision     (1,095)  (1,050)     (970)    (745)
 Non-interest income                4,582    5,147     4,128    3,993
 Non-interest expense              (7,754)  (8,629)   (8,855)  (8,384)
                                  -------- -------- --------- --------
 Pretax income (FTE)                7,715    8,438     8,251    9,374
 FTE adjustment                      (207)    (312)     (479)    (591)
 Provision for taxes               (2,668)  (2,852)   (2,160)  (2,818)
                                  -------- -------- --------- --------
   Net income                      $4,840   $5,274    $5,612   $5,965
                                  ======== ======== ========= ========

 Earnings per share - diluted(a)    $0.30    $0.32     $0.34    $0.36

Non-interest Income Detail:
---------------------------
 Trust income                        $312     $493      $523     $301
 Service charges on deposit
  accounts                          1,981    2,043     2,063    2,107
 Mortgage lending income            1,626    1,958       922      815
 Gain (loss) on sale of assets         (8)       8         8      100
 Security gains (losses)               97       36        11        -
 Bank owned life insurance income     291      299       258      253
 Other                                283      310       343      417
                                  -------- -------- --------- --------
   Total non-interest income       $4,582   $5,147    $4,128   $3,993

Non-interest Expense Detail:
----------------------------
 Salaries and employee benefits    $4,511   $5,186    $4,647   $4,851
 Net occupancy expense              1,095    1,179     1,152    1,213
 Other operating expenses           2,105    2,202     2,994    2,258
 Amortization of intangibles           43       62        62       62
                                  -------- -------- --------- --------
   Total non-interest expense      $7,754   $8,629    $8,855   $8,384

Allowance for Loan and Lease Losses:
------------------------------------
 Balance beginning of period      $11,124  $12,579   $13,100  $13,820
 Allowance added in bank
  acquisition                         660        -         -        -
 Net charge offs                     (300)    (529)     (250)    (105)
 Loan and lease loss provision      1,095    1,050       970      745
                                  -------- -------- --------- --------
   Balance at end of period       $12,579  $13,100   $13,820  $14,460

Selected Ratios:
----------------
 Net interest margin - FTE(b)        4.54%    4.48%     4.45%    4.48%
 Overhead expense ratio(b)           2.71     2.75      2.61     2.39
 Efficiency ratio                   46.81    47.63     48.99    45.31
 Nonperforming loans and
  leases/total loans and leases      0.53     0.50      0.47     0.36
 Nonperforming assets/total assets   0.42     0.41      0.36     0.28
 Loans and leases past due 30 days
  or more, including past due non-
  accrual loans and leases, to
  total loans and leases             0.76     0.64      0.77     0.46


(a) Adjusted to give effect to 2-for-1 stock splits effective December 10, 2003 and June 17, 2002

(b) Annualized

Note: All data adjusted to comply to FASB Interpretation No. 46



                       Bank of the Ozarks, Inc.
     Average Consolidated Balance Sheet and Net Interest Analysis
                        (Dollars in Thousands)
                               Unaudited


                                                  Quarter Ended
                                                 March 31, 2004
                                           ---------------------------
                                             Average   Income/  Yield/
                                             Balance   Expense   Rate
                                           ----------- -------- ------
                    ASSETS
Earnings assets:
 Interest bearing deposits and federal
  funds sold                               $      428  $     4   4.22%
 Investment securities:
  Taxable                                     276,609    3,232   4.70
  Tax-exempt - FTE                             93,562    1,634   7.03
 Loans and leases - FTE                       930,719   14,953   6.46
                                            ----------  -------
    Total earnings assets                   1,301,318   19,823   6.13
Non-earning assets                            111,555
                                            ----------
    Total assets                           $1,412,873
                                            ==========

          LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Deposits:
  Savings and interest bearing transaction  $  395,977  $   895  0.91%
  Time deposits of $100,000 or more            376,146    1,515  1.62
  Other time deposits                          216,122      995  1.85
                                             ----------  -------
    Total interest bearing deposits            988,245    3,405  1.39
 Repurchase agreements with customers           26,321       66  1.00
 Other borrowings                              131,418    1,137  3.48
 Subordinated debentures                        46,651      705  6.08
                                             ----------  -------
    Total interest bearing liabilities       1,192,635    5,313  1.79
Non-interest bearing liabilities:
 Non-interest bearing deposits                 113,829
 Other non-interest bearing liabilities          4,087
                                             ----------
    Total liabilities                        1,310,551
Stockholders' equity                           102,322
                                             ----------
    Total liabilities and stockholders'
     equity                                 $1,412,873
                                             ==========
Interest rate spread - FTE                                       4.34%

                                                         -------
Net interest income - FTE                               $14,510
                                                         =======
Net interest margin - FTE                                        4.48%


    CONTACT: Bank of the Ozarks Inc., Little Rock
             Susan Blair, 501-978-2217
             www.bankozarks.com